Exhibit 10.6

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of           , 2019 and effective as of the Closing (as defined below), is made by and between Virgin Trains USA LLC, a Delaware limited liability company (the “Company”), and Florida East Coast Industries, LLC, a Delaware limited liability company (“Parent”). The Company and Parent are collectively referred to as the “Parties” and each individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company intends to offer and sell common stock, par value $0.01 per share, of the Company (“Common Stock”) to the public and list the Common Stock on a national securities exchange (the “Offering”); and

WHEREAS, from and after the closing of the Offering (the “Closing”), (i) the Company and its affiliates will continue to require that Parent or its affiliates provide or cause to be provided certain services to the Company and its affiliates and (ii) Parent and its affiliates will continue to require that the Company or its affiliates provide or cause to be provided certain services to Parent and its affiliates; and

WHEREAS, the Parties and their respective affiliates desire to continue to provide or cause to be provided such services during a transitional period following the Closing on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

SERVICES

1.1          Services.  On the terms and subject to the conditions of this Agreement, including the condition requiring approval of services in accordance with Section 1.2, (a) Parent shall provide to the Company and/or its affiliates certain services set forth on Schedule A (the “Parent Service Schedule” and the services set forth thereon from time to time, the “Parent Services”) and (b) the Company shall provide to Parent and/or its affiliates certain services set forth on Schedule B (the “Company Service Schedule” and the services set forth thereon from time to time, “Company Services” and, together with the Parent Services, the “Services”).  Each of Parent and the Company is referred to herein as “Service Provider” in its capacity as the provider of Parent Services and Company Services, respectively, and as “Service Recipient” in its capacity as the recipient of Company Services and Parent Services, respectively.

1.2          Approval of Services.  At any time and from time to time during the Term, (a) Parent may request in writing that any service provided by the Company or its affiliates to Parent or its affiliates during the twelve (12) month period prior to the Closing (the “Pre-Transition Period”) be added to the Company Service Schedule and (b) the Company may request in writing that any service provided by Parent or its affiliates to the Company or its affiliates during the Pre-Transition Period be added to the Parent Service Schedule.  Upon the approval of (i) a majority of the members of the board of directors of the Company that qualify as independent directors under the listing standards of The Nasdaq Stock Market and (ii) a majority of the members of the board of directors of Parent that qualify as independent under Item 407(a)(1)(ii) of Regulation S-K, 17 CFR § 229.407, each of which approvals shall include a determination that the fees for such Services are at a price consistent with market transactions for similar services, (1) the Company Service Schedule or the Parent Service Schedule, as applicable, shall be deemed amended to include such services, (2) the fees for such services shall be set forth on the Company Service Schedule or the Parent Service Schedule, as applicable, and (3) such services shall be deemed to be Company Services or Parent Services, as applicable.

1.3          Provision of Services.  Service Provider may provide Services directly or by or through one or more of its affiliates or, subject to Service Recipient’s prior consent upon reasonable advance notice, third party contractors; provided, however, Service Provider shall remain responsible for Services provided by its affiliates or third party contractors and any subcontracting shall not relieve Service Provider of its obligations hereunder, including with respect to the scope and level of Services.  Service Provider shall use commercially reasonable efforts consistent with its general practices to cause each third party contractor on whose services the Services are dependent to comply with the relevant third party contractor’s contractual obligations.

1.4          Performance of Services.  Service Provider shall use commercially reasonable efforts to provide, or cause one or more of its affiliates or third party contractors to provide, the Services in accordance with applicable law and any of Service Provider’s written policies and procedures and within the standard and manner that is commensurate in all material respects (in nature, quality and timeliness) with the manner in which they were provided during the Pre-Transition Period, subject to any limitations or restrictions agreed to in writing by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), which limitations or restrictions are posed by or resulting from (a) any modification in process for providing Services necessitated by the separation of the Company from Parent’s continuing operations, (b) any change in scope and (c) any restrictions imposed on Service Provider by applicable law.  For the avoidance of doubt, in providing the Services, Service Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

1.5          Connectivity, Compliance and Security Measures.  Service Recipient shall comply with all policies, standards and procedures of Service Provider that have been provided to Service Recipient in connection with its access to and use of the Services.  Service Provider shall comply with all policies, standards and procedures of Service Recipient that have been provided to Service Provider in connection with its provision of the Services.

1.6          Service Fees.

(a)          As compensation to Service Provider for the Services rendered hereunder, Service Recipient shall, for each Service performed, reimburse Service Provider for its cost of providing the Services, including the allocated cost of, among other things, overhead, employee wages and compensation and out-of-pocket expenses, in each case, determined using Service Provider’s cost allocation methodology consistent with past practice, without any intent to cause Service Provider to receive profit or incur loss (the “Cost Reimbursements”). On a monthly basis, Service Provider shall provide an invoice setting forth the Cost Reimbursements to be charged in arrears to Service Recipient hereunder, including reasonable supporting documentation.    Services Fees shall be paid within forty-five (45) days of Service Recipient’s receipt of such invoice. Late payments shall bear interest at the lesser of ten (10%) per annum or the maximum rate allowed by law.

(b)          All sales, use and other taxes, levies and charges imposed by applicable taxing authorities on the provision of Services (collectively, “Taxes”) shall be borne by Service Recipient.  If Service Provider or any of its affiliates or third party contractors are required to pay such Taxes, (i) Service Provider shall invoice Service Recipient for such Taxes and (ii) Service Recipient shall promptly reimburse Service Provider therefor in accordance with this Section 1.6(b).

1.7          Direction and Control of Employees.  Unless otherwise agreed by the Parties, for purposes of all compensation and employee benefits and welfare matters, all employees and representatives of Service Provider, its affiliates and third party contractors shall be deemed to be employees or representatives of Service Provider, its affiliates or third party contractors and not employees or representatives of Service Recipient.  In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider, its affiliates or third party contractors (and not Service Recipient or its affiliates) and Service Provider, its affiliates and third party contractors shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees, representatives and third party contractors.

1.8          Cooperation of Service Provider. From and after the Closing (whether or not during the Term), Service Provider shall, and shall use commercially reasonable efforts to cause its affiliates and third party contractors to, at Service Recipient’s cost, cooperate in good faith with Service Recipient and its affiliates to transfer records and take such other actions reasonably requested by Service Recipient to enable it to make alternative arrangements for the provision of services substantially consistent with or replacing the Services provided pursuant to this Agreement.

1.9          Return of Records owned by Service Recipient. Upon termination of a Service with respect to which Service Provider or its affiliates holds books, records or files, including current or archived copies of computer files, owned by Service Recipient or its affiliates and used by Service Provider, its affiliates or its third party contractors in connection with the provision of a Service to Service Recipient or its affiliates, Service Provider will use commercially reasonable efforts to return all of such books, records or files as soon as reasonably practicable.  However, Service Provider or its affiliates may retain books, records and files (a) as necessary to comply with applicable laws or court orders and (b) to the extent they have become included in automatic “backups” by routine procedures or by electronic communication or information management systems without the requirement to “scrub” such systems or its backup servers, provided that such books, records or files retained by Service Provider shall remain subject to the use and confidentiality restrictions in this Agreement until such books, records or files are destroyed by Service Provider in accordance with its own information technology and record retention policies and applicable law.

1.10          Work Product and Intellectual Property.  Service Provider acknowledges that any and all writings, documents, designs, data and other materials that Service Provider makes, conceives or develops at any time as a result of Service Provider’s performance of the Services may be utilized by Service Recipient to the extent necessary to receive and use the Services hereunder.  Each Party shall retain any and all right, title and interest in and to any intellectual property and other proprietary information that it held prior to, or that it acquires independently of, its performance of the Services.  In addition, each Party shall be the sole and exclusive owner of any right, title, license or other interest in or to any Parent IP or Company IP to the extent that such Parent IP or Company IP is exclusively related to the business of such Party.  Except as set forth in the preceding sentence, Parent shall be the sole and exclusive owner of any right, title, license or other interest in or to all Parent IP and the Company shall be the sole and exclusive owner of any right, title, license or other interest in or to all Company IP (and, for the avoidance of doubt, no such items shall be considered a work made for hire within the meaning of Title 17 of the United States Code).  For purpose of this Agreement, “Parent IP” shall mean any copyrights, patents, trade secrets and other intellectual property rights to the extent developed, created, modified or improved by Parent or its affiliates or third party contractors in connection with providing the Parent Services and “Company IP” shall mean any copyrights, patents, trade secrets and other intellectual property rights to the extent developed, created, modified or improved by the Company or its affiliates or third party contractors in connection with providing the Company Services.

ARTICLE II

CERTAIN COVENANTS

2.1          Cooperation of Service Recipient.  Service Recipient shall cooperate with Service Provider in all reasonable respects in the performance of the Services, as applicable.

2.2          Independent Contractor.  In providing the Services, Service Provider shall act solely as an independent contractor.  Nothing herein shall constitute or be construed to be or create a partnership, joint venture or principal/agent relationship between Service Recipient or any of its affiliates or their respective directors, officers or employees, on the one hand, and Service Provider or any of its affiliates or their respective directors, officers or employees, on the other hand.

2.3          Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all applicable laws in connection with its performance under this Agreement.

2.4          Limitation of Liability; Indemnity.

(a)          It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.  Notwithstanding the foregoing, no Party will be liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, presumptive, special, incidental, lost profits, consequential or speculative damages.  SUBJECT TO SECTION 2.4(c), IN NO EVENT SHALL SERVICE PROVIDER’S LIABILITY IN THE AGGREGATE FOR ANY AND ALL DAMAGES AND LOSSES HEREUNDER ARISING FROM SERVICE PROVIDER’S PROVISION OF SERVICES EXCEED $          .

(b)          Service Recipient shall indemnify, defend and hold Service Provider and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all losses, liabilities, claims, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) that arise out of this Agreement (including the provision of Services to or receipt and use of Services by Service Recipient and its affiliates), except for Losses to the extent arising from any breach of this Agreement by Service Provider or the gross negligence or willful misconduct of Service Provider.  The foregoing indemnity shall survive the termination of this Agreement.

(c)          Service Provider shall indemnify, defend and hold Service Recipient and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all Losses arising from the gross negligence or willful misconduct of Service Provider in connection with providing Services; provided that in no event shall Service Provider’s liability in the aggregate for all Losses indemnified under this Section 2.4(c) exceed $          .  The foregoing indemnity shall survive the termination of this Agreement.

ARTICLE III

TERM AND TERMINATION

3.1          Term.  This Agreement shall be effective as of the Closing and shall terminate on the earliest to occur of (a) the date on which this Agreement is terminated pursuant to Section 3.4, (b) the latest date on which any Parent Service is to be provided as indicated on the Parent Service Schedule or any Company Service is to be provided as indicated on the Company Service Schedule and (c) the date on which the provision of all Services has been canceled pursuant to Section 3.3 (such period, the “Term”).

3.2          Extension of Individual Services.  Service Recipient may extend the provision of any individual Service provided under this Agreement on a Service-by-Service basis upon written notice to Service Provider (which notice must be provided no less than 60 days prior to the latest date on which such Service is to be provided, as indicated on the applicable Service Schedule, at the time of such written notice) identifying the particular Service to be extended and the additional period requested by Service Recipient (which additional period may not exceed the period set forth under the heading “Extension Period” on the applicable Service Schedule).

3.3          Termination of Individual Services.  Service Recipient may terminate at any time any individual Service provided under this Agreement on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service to be terminated and the effective date of termination, which date shall not be less than thirty (30) days after receipt of such notice unless Service Provider otherwise agrees; provided that Service Recipient shall reimburse Service Provider for any actual costs and expenses owed by Service Provider or its affiliates with respect to such Service to the extent owed by Service Provider in connection with such Service up to the date that such Service would otherwise have been provided (i.e., in the absence of such early termination) under the applicable Service Schedule; provided further that Service Provider shall reasonably promptly inform Service Recipient if any Services depend upon a Service for which Service Recipient has provided notice of termination, and Service Provider shall be under no further obligation to provide such dependent Services upon such termination.

3.4          Termination of Agreement.

(a)          This Agreement may be terminated at any time by the mutual written consent of Parent and the Company.

(b)          Either Parent or the Company (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other Party on or at any time after the other Party is in material breach of any of its obligations under this Agreement and has failed to remedy the breach within thirty (30) days of receipt of written notice from the Initiating Party giving particulars of the breach and requiring the other Party to remedy the breach.

(c)          Without prejudice to the other rights or remedies it may have, either Party may terminate this Agreement with immediate effect by written notice to the other Party if such other Party shall have failed to pay any Service Fee due and payable for a period of at least thirty (30) days, unless such amount is being disputed in good faith.

(d)          Except as otherwise provided in this Agreement, all rights and obligations of Service Provider and Service Recipient shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect the accrued rights and obligations of Service Provider and Service Recipient at the date of termination or any rights and obligations that expressly survive the termination of this Agreement.

ARTICLE IV

DISPUTE RESOLUTION

4.1          Appointed Representative.  Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 4.2 (each, an “Appointed Representative”).  Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

4.2          Negotiation and Dispute Resolution.

(a)          Except as otherwise provided in this Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b)          Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 4.3.

4.3          Arbitration.

(a)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the CPR under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York.  There shall be three arbitrators.  Each Party shall appoint one arbitrator.  The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal.  Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules.  Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 4.3 will be determined by the arbitrators.  In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties.  The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court.  The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 2.4(a).  The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable.  Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b)          Unless otherwise agreed in writing, the Parties will continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE IV with respect to all matters not subject to such dispute resolution.

ARTICLE V

MISCELLANEOUS

5.1          Amendments; Waiver.  This Agreement may not be amended, altered or otherwise modified, and no provision hereof may be waived, except by written instrument executed by the Company and Parent.

5.2          Confidentiality.  Each Party shall treat as confidential and shall not make available or disclose any information or material (collectively, “Confidential Material”) of the other Party that is or has been (a) disclosed by such other Party (the Party disclosing such information or materials, the “Disclosing Party”) under or in connection with this Agreement, whether orally, electronically, in writing or otherwise, including copies, or (b) learned or acquired by the other Party in connection with this Agreement (the Party receiving such information or materials, the “Receiving Party”) to any person, or make or permit any use of such Confidential Material without the prior written consent of the Disclosing Party.  Notwithstanding the foregoing, Confidential Material may be disclosed on a need to know basis to personnel and third party contractors of the Receiving Party and its affiliates as required for the purpose of fulfilling the Receiving Party’s obligations or exercising Receiving Party’s rights under this Agreement. The Receiving Party shall take all reasonable steps to ensure that any such Confidential Material disclosed in accordance with this Section 5.2 is treated as confidential by such person. The provisions of this Section 5.2 shall not apply to any Confidential Material which: (i) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement; (ii) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality; or (iii) is independently developed without reference to any Confidential Material.  Notwithstanding any other provision of this Agreement, if the Receiving Party or any of its representatives is (A) compelled in any legal process or proceeding to disclose any Confidential Material of the Disclosing Party or (B) requested or required by any governmental entity to disclose any Confidential Material, the Receiving Party shall, to the extent not prohibited by law or rule, promptly notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order and/or waive in writing the Receiving Party’s compliance with the provisions of this Section 5.2.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless compelled to disclose Confidential Material, the Receiving Party, after written notice to the Disclosing Party (to the extent not prohibited by law or rule), may disclose such Confidential Material only to the extent so required by applicable law.  Each Party shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Material so disclosed.

5.3          Force Majeure.  Any delay, failure or omission by any Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if such delay, failure or omission arises from any cause or causes beyond the reasonable control of such Party, including, but not limited to, acts of God, fire, storm, flood, earthquake, governmental regulation or direction, war, terrorist acts, insurrection, riot, invasion, strike or lockout; provided, however, that (a) the affected Party shall promptly notify the other Party of the existence of such cause or causes and its anticipated duration, (b) the affected Party shall make commercially reasonable efforts to prevent, limit and remove the effects of any such cause or causes and (c) the affected Party shall resume the performance whenever such causes are removed.

5.4          Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Parent, at:

Florida East Coast Industries, LLC

Attention:

If to the Company, at:

Virgin Trains USA LLC
161 NW 6th Street, Suite 900
Miami, Florida 33136
Attention: Myles Tobin

Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5.4 for the giving of notice.

5.5          Entire Agreement.  This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

5.6          Binding Nature Of Agreement; Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.  This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party, except that either Party may assign its rights hereunder to any of its affiliates.

5.7          Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

5.8          Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of, or estoppel with respect to, such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

5.9          Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

5.10         Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of both Parties as signatories.

5.11         Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

5.12         Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

VIRGIN TRAINS USA LLC

By:
Name:
Title:

FLORIDA EAST COAST INDUSTRIES, LLC
By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Schedule A

Parent Services

Service Category	Service Detail	TSA End Date (mm/dd/yyyy)	Extension Period
1.
2.

Schedule B

Company Services

Service Category	Service Detail	TSA End Date (mm/dd/yyyy)	Extension Period
1.
2.